================================================================================



                    U.S. SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                   FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                January 14, 2000
                ------------------------------------------------
                Date of Report (Date of earliest event reported)


                         Commission file number: 0-27556



                           NETWORK EVENT THEATER, INC.
                ------------------------------------------------
                 (Name of Small Business Issuer in Its Charter)



             Delaware                                    13-3864111
------------------------------             ------------------------------------
(State or Other Jurisdiction of            (I.R.S. Employer Identification No.)
Incorporation of Organization)



529 Fifth Avenue, New York, New York                      10017
----------------------------------------                ----------
(Address of Principal Executive Offices)                (Zip code)



                                  212-622-7300
                ------------------------------------------------
                (Issuer's Telephone Number, Including Area Code)



================================================================================

Item 2.  Acquisition or Disposition of Assets

         On January 14, 2000, Network Event Theater, Inc. (the "Registrant" or the "Company) pursuant to a Merger Agreement dated December 14, 1999 with Sixdegrees Acquisition Corp., a wholly-owned subsidiary of the Registrant (the "Subsidiary"), and sixdegrees, inc. ("sixdegrees"), acquired sixdegrees through the merger (the "Merger") of the Subsidiary into sixdegrees. Upon the Merger, the Registrant issued to the stockholders of sixdegrees 2,742,512 shares of the Registrant's common stock and 1,000,000 shares of the Registrant's Convertible Preferred Stock (convertible into an equal number of shares of Registrant's common stock) and issued its options and warrants in exchange for outstanding options or warrants to purchase common stock of sixdegrees. The aggregate purchase price is approximately $123,500,000.

         Sixdegrees is engaged in the business of developing a network database service, accessible from its website, that enables members of sixdegrees' service to establish connections with other members through their respective familial, professional and personal relationships.

Item 7.  Financial Statements. Proforma Financial Information and Exhibits.

         (a)-(b) Financial statements, Proforma Financial Information.

         (1) Audited financial statements of sixdegrees inc. for the years ended December 31, 1997 and 1998 and unaudited financial statements for the nine months ended September 30, 1998 and 1999.

         (2)     Pro Forma financial statements.

         (c) Merger Agreement dated December 14, 1999 among Registrant, Sixdegrees Acquisition Corp. and sixdegrees, inc.

         (d)     Exhibits

                       Exhibit Index

Exhibit
Number        Description of Exhibit
-------       ----------------------

10.33         Merger Agreement

10.35         1999 Stock Option Plan

10.36         1999 Special Stock Option Plan

10.37         1999 Special Incentive Stock Plan

10.39         Certificate of Designation
                                sixdegrees, inc.


                              FINANCIAL STATEMENTS


                        As of December 31, 1997 and 1998
                             and for each of the two
                          years ended December 31, 1998
sixdegrees, inc.

Index to Financial Statements

                                                                         Page(s)
                                                                         -------
Report of Independent Accountants                                           1

Balance Sheets at December 31, 1997 and 1998                                2

Statements of Operations for the years ended December 31, 1997 and 1998     3

Statements of Cash Flows for the years ended December 31, 1997 and 1998     4

Statements of Stockholders' Equity for the years ended December 31,
  1997 and 1998                                                             5

Notes to Financial Statements                                            6-15

[GRAPHIC OMITTED]




Report of Independent Accountants


To the Board of Directors of
sixdegrees, inc.:

In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' equity, and cash flows present fairly, in all material respects, the financial position of sixdegrees, inc. (the "Company") at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                  /s/ PricewaterhouseCoopers LLP

March 9, 1999
sixdegrees, inc.

Balance Sheets

As of December 31, 1997 and 1998


                                                                             December 31,
                                                                   ------------------------------
                                                                       1997              1998
                                                                       ----              ----
                      ASSETS:
Current assets:
  Cash and cash equivalents                                        $   339,734        $ 8,533,524
  Accounts receivable                                                      202             86,970
  Interest receivable                                                       --             37,378
  Prepaid expenses and other current assets                             17,127              8,727
                                                                   -----------        -----------
       Total current assets                                            357,063          8,666,599

Fixed assets, net                                                      107,871            683,634
Other assets                                                            15,637             63,068
                                                                   -----------        -----------
       Total assets                                                $   480,571        $ 9,413,301
                                                                   ===========        ===========
          LIABILITIES and STOCKHOLDERS' EQUITY:

Current liabilities:
  Accounts payable and accrued expenses                            $   100,071        $   434,418
                                                                   -----------        -----------
       Total liabilities                                           $   100,071        $   434,418

Commitments and contingencies (Note 4)

Stockholders'equity:
  Convertible preferred stock, par value $.001 per share;
    15,000,000 shares authorized; 8,000 shares Class A issued
    and outstanding; 4,744 shares and 10,478 shares Class B
    issued and outstanding at December 31, 1998 and 1997,
    respectively; 13,418,831 shares Class C issued and
    outstanding at December 31, 1998                               $        --        $    13,419
  Common stock, par value $.001 per share; 64,000,000 shares
    authorized,  10,200,000 shares issued and outstanding                  102                102
  Additional paid-in capital                                         2,126,778         12,964,899
  Stock subscription receivable                                       (102,828)                --
  Deferred compensation                                                 (3,282)           (62,016)
  Accumulated deficit                                               (1,640,270)        (3,937,521)
                                                                   -----------        -----------

       Total stockholders'equity                                       380,500          8,978,883

       Total liabilities and stockholders' equity                  $   480,571        $ 9,413,301
                                                                   ===========        ===========

The accompanying notes are an integral part of these financial statements.
                                                                               2
sixdegrees, inc.

Statements of Operations

For the years ended December 31, 1997 and 1998

                                                      Year ended December 31,
                                                    --------------------------
                                                       1997            1998
                                                       ----            ----

Revenue                                             $       202    $   172,343

Operating expenses:
  Product development                                  (187,919)      (666,141)
  Sales and marketing                                   (42,774)      (119,050)
  General and administrative                         (1,143,047)    (1,718,880)
  Depreciation and amortization                         (34,038)      (102,925)
                                                    -----------    -----------
    Total operating expenses                         (1,407,778)    (2,606,996)
                                                    -----------    -----------
Interest and other income                                18,578        137,402
                                                    -----------    -----------

    Net loss                                        $(1,388,998)   $(2,297,251)
                                                    ===========    ===========


The accompanying notes are an integral part of these financial statements.
                                                                               3
sixdegrees, inc.

Statements of Cash Flows

For the years ended December 31, 1997 and 1998


                                                                          Year ended December 31,
                                                                      ------------------------------
                                                                          1997             1998
                                                                          ----             ----
Cash flows from operating activities:
  Net loss                                                             $(1,388,998)     $(2,297,251)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
      Depreciation                                                          24,194           66,472
      Non cash compensation charges                                          9,844           78,953
      Forgiveness of cash payment on legal fees                             41,131
      Changes in assets and liabilities:
      Accounts receivable                                                     (202)         (86,768)
      Interest receivable                                                                   (37,378)
      Prepaid expenses & other current assets                               57,918            8,400
      Other assets                                                         (12,096)         (47,431)
      Accounts payable and accrued expenses                                (14,908)         334,347
                                                                       -----------      -----------
        Net cash used in operating activities                           (1,283,117)      (1,980,656)

Cash flows from investing activities:
  Purchase of plant, property and equipment                               (128,824)        (642,235)
                                                                       -----------      -----------
        Net cash used in investing activities                             (128,824)        (642,235)


Cash flows from financing activities:
  Proceeds from issuance of preferred stock                              1,139,795       10,708,853
  Proceeds from issuance of common stock
  Payment of subscription receivable                                                        102,828
  Proceeds from issuance of stock warrants                                                    5,000
  Proceeds from issuance (payment) of debt                                  (3,157)
                                                                       -----------      -----------
        Net cash provided by financing activities                        1,136,638       10,816,681

        Net increase in cash                                              (275,303)       8,193,790

Cash, beginning of year                                                    615,037          339,734
                                                                       -----------      -----------
       Cash, end of year                                               $   339,734      $ 8,533,524
                                                                       ===========      ===========


Non-cash transactions:

During the year ended December 31, 1997, the Company issued stock options with strike prices below the then-fair market value resulting in a $13,126 credit to Additional paid-in capital and a $13,126 debit to Deferred compensation, both components of stockholders' equity. See Note 5.

During the year ended December 31, 1998, the Company issued stock options to certain consultants and board members resulting in a $95,187 credit to Additional paid-in capital and a $95,187 debit to Deferred compensation, both components of stockholders' equity. See Note 5.

The accompanying notes are an integral part of these financial statements.

SIXDEGREES, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY
For the years ended December 31, 1997 and 1998

                                                  CUMULATIVE PREFERRED STOCK
                                         ------------------------------------------
                                                           SHARES                          COMMON STOCK          ADDITIONAL
                                         ------------------------------------------   -----------------------     PAID-IN
                                         CLASS A   CLASS B    CLASS C       AMOUNT      SHARES       AMOUNT       CAPITAL
                                         -------   -------   -----------   --------   ----------   ----------   ------------
Balance at December 31, 1996
  (unaudited)..........................   8,000        --             --   $      0   10,200,000   $      102   $    829,898
  Sales of preferred stock - Series B
    Preferred..........................             4,592                                                          1,242,623
  Forgiveness of Indebtedness in return
    for Series B Preferred Stock.......               152                                                             41,131
  Issuance of non-qualified stock
    options below deemed fair value for
    accounting purposes................                                                                               13,126
  Amortization of deferred
    compsensation......................
  Net loss.............................
                                         -------   -------   -----------   --------   ----------   ----------   ------------
Balance at December 31, 1997...........   8,000     4,744              0          0   10,200,000          102      2,126,778
  Payment of Subscription Receivable...
  Sales of preferred stock - Series B
    Preferred..........................             5,734                                                          1,551,974
  Conversion of promissory notes for
    Series C Preferred Stock...........                       13,418,831     13,419                                9,143,460
  Issuance of non-qualified stock
    options to directors and
    consultants........................                                                                               95,187
  Issuance of stock warrants...........                                                                                5,000
  Issuance of warrants and warrant
    purchase rights to consultant......                                                                               42,500
  Amortization of deferred
    compensation.......................
  Net loss.............................
                                         -------   -------   -----------   --------   ----------   ----------   ------------
Balance at December 31, 1998...........   8,000    10,478     13,418,831   $ 13,419   10,200,000   $      102   $ 12,964,899
                                         -------   -------   -----------   --------   ----------   ----------   ------------
                                         -------   -------   -----------   --------   ----------   ----------   ------------


                                         SUBSCRIPTIONS     DEFERRED     ACCUMULATED
                                          RECEIVABLE     COMPENSATION     DEFICIT         TOTAL
                                         -------------   ------------   ------------   ------------
Balance at December 31, 1996
  (unaudited)..........................  $          0    $         0    $  (251,272)   $    578,728
  Sales of preferred stock - Series B
    Preferred..........................      (102,828)                                    1,139,795
  Forgiveness of Indebtedness in return
    for Series B Preferred Stock.......                                                      41,131
  Issuance of non-qualified stock
    options below deemed fair value for
    accounting purposes................                      (13,126)
  Amortization of deferred
    compsensation......................                        9,844                          9,844
  Net loss.............................                                  (1,388,998)     (1,388,998)
                                         -------------   ------------   ------------   ------------
Balance at December 31, 1997...........      (102,828)        (3,282)    (1,640,270)        380,500
  Payment of Subscription Receivable...       102,828                                       102,828
  Sales of preferred stock - Series B
    Preferred..........................                                                   1,551,974
  Conversion of promissory notes for
    Series C Preferred Stock...........                                                   9,156,879
  Issuance of non-qualified stock
    options to directors and
    consultants........................                      (95,187)                            --
  Issuance of stock warrants...........                                                       5,000
  Issuance of warrants and warrant
    purchase rights to consultant......                                                      42,500
  Amortization of deferred
    compensation.......................                       36,453                         36,453
  Net loss.............................                                  (2,297,251)     (2,297,251)
                                         -------------   ------------   ------------   ------------
Balance at December 31, 1998...........  $         --    $   (62,016)   $(3,937,521)   $  8,978,883
                                         -------------   ------------   ------------   ------------
                                         -------------   ------------   ------------   ------------

The accompanying notes are an Integral part of these financial statements.

sixdegrees, inc.

Notes to Financial Statements

1.   Organization and Basis of Presentation:

     sixdegrees, inc. ("sixdegrees" or the "Company") was incorporated in the State of Delaware on September 24, 1998. Prior to this date, the Company was operating under the name of MacroView Communications Corp. ("MacroView"), which was incorporated in the State of New York on May 3, 1996. On October 20, 1998, MacroView, as the owner of all the outstanding shares of the stock of sixdegrees, was merged into sixdegrees, with sixdegrees as the surviving corporation.

     The Company develops World Wide Web-based tools which enable individuals to build and administer their own personal virtual communities. The accompanying financial statements have been prepared assuming the Company will be able to meet its obligations in the ordinary course of its business. The Company has sustained net losses and negative cash flow from operations and expects these conditions to continue for the foreseeable future. Continuance of the Company is dependent upon, among other things, its ability to establish profitable operations or raise additional financing to fund operations. There can be no assurance that such additional financing, if at all available, can be obtained on terms reasonable to the Company. In the event the Company is unable to raise additional capital, operations may need to be scaled back or discontinued. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     The Company has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for internet products and services. These risks include the failure to develop and extend the Company's online service brands, the rejection of the Company's services by Web consumers, vendors and/or advertisers, the inability of the Company to maintain and increase the levels of traffic on its online services, as well as other risks and uncertainties. In the event that the Company does not successfully implement its business plan, certain assets may not be recoverable.

2.   Significant Accounting Policies and Procedures

     Revenue Recognition
     Advertising revenues are derived from the sale of advertising space on the Company's various online services. Advertising revenues are recognized over the period in which the advertisements are displayed, provided that no significant Company obligations remain and collection of the receivable is reasonably assured. Company obligations typically include guarantees of a minimum number of "impressions" (times that an advertisement is viewed by users of the Company's online services over a specified period of time). To the extent that minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenues until the guaranteed impressions are achieved.



Continued                                                                      6
sixdegrees, inc.

     Cash and Cash Equivalents
     The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Although cash balances are maintained in high quality financial institutions, the balances at times exceed insurable amounts.

     Concentration of Credit Risk
     Substantially all of the Company's excess cash has been invested in highly liquid investments. The Company generally does not require collateral on accounts receivable. The Company's services are provided to customers in several industries worldwide.

     Accounts Receivable
     Accounts receivable are stated gross, and to date, no allowance has been necessary. The Company has assessed the need for an allowance on a continuous basis. At December 31, 1998, two customers accounted for 99% of the accounts receivable balance. For the year ended December 31, 1998, one customer accounted for 74% of revenues.

     Financial Instruments
     The recorded amounts of financial instruments approximate their fair values.

     Fixed Assets
     Depreciation of equipment, furniture and fixtures and computer software is provided for by the straight-line method over estimated useful life ranging from three to seven years. Amortization of leasehold improvements is provided for over the lesser of the term of the related lease or the estimated useful life of the improvement. The cost of additions and betterments is capitalized, and repairs and maintenance costs are charged to operations in the periods incurred.

     Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     Long-Lived Assets
     The carrying value of assets is reviewed on a regular basis for the existence of facts or circumstances, both internally and externally, that suggest impairment. To date no such impairment has been indicated. Should there be impairment in the future, the Company will determine the impairment based on a comparison of recorded amounts to the expected future cash flows from the impaired assets. The cash flow estimates will contain management's best estimates, using appropriate and customary assumptions and projections at the time.



Continued                                                                      7
sixdegrees, inc.

     Comprehensive Income
     The Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income in 1998." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

     Segment Information
     The Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information in 1998." This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that it does not have any separately reportable business segments as of December 31, 1998.

     Recent Accounting Pronouncements
     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1 "). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company does not expect the adoption of this standard to have a material effect on the Company's financial position, result of operations or cash flows.

     In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. As the Company has expensed these costs historically, the adoption of this standard is not expected to have a significant impact on the Company's results of operations, financial position or cash flows.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. As the Company does not currently engage or plan to engage in derivative or hedging activities there will be no impact to the Company's results of operations, financial position or cash flows upon the adoption of this standard.



Continued                                                                      8
sixdegrees, inc.

3.   Fixed Assets

     Property and equipment consist of the following:

                                              December 31,        December 31,
                                                  1997               1998
                                             ------------        ------------

     Equipment                                 $ 13,732           $ 20,678
     Hardware                                    85,300            578,464
     Computer software                           33,681            170,806
     Leasehold improvements                          --              5,000
                                               --------           --------
                                                132,713            774,948

        Less, accumulated depreciation and
          Amortization                           24,842             91,314
                                               --------           --------

                                               $107,871           $683,634
                                               ========           ========


     Depreciation and amortization for the years ended December 31, 1997 and 1998 totaled approximately $24,000 and $66,000, respectively.


4.   Commitments and Contingencies

     Leases:
     The Company leases office space in New York, under non-cancelable operating leases expiring at various dates through July 2002. In addition, the Company is a lessee, under several operating lease agreements, with third parties for certain equipment. Future minimum lease payments under non-cancelable operating leases as of December 31, 1998 are as follows:

                                               Operating
                                                Leases
                                                ------

         1998                                  $ 109,455
         1999                                    145,869
         2000                                    142,894
         2001                                    138,071
         2002                                     48,480
                                               ---------
         Total                                 $ 584,769
                                               =========

     Rent expense was approximately $24,000, and $62,000, for the years ended December 31, 1997 and 1998, respectively.



Continued                                                                      9
sixdegrees, inc.

5.   Capital Stock

     At December 31, 1998, the authorized capital stock of the Company consists of 64,000,000 shares of Common Stock and 15,000,000 shares of Convertible Preferred Stock. The authorized capital stock and the related par values were adjusted as part of the Company's incorporation in the State of Delaware on October 20, 1998 (see Note 1). During 1996, the Company's Board approved a seventeen-for-one Common Stock split. Shareholders of record in December 1996 received sixteen additional shares for each share held. Further, during January 1997, the Company's Board of Directors approved a six-hundred-for-one Common Stock split. Shareholders of record in April 1997 received 599 additional shares for each share held. All references to the number of shares of common stock have been retroactively restated in the financial statements to reflect the effect of these two stock splits.

     Common Stock
     In 1996, the Company issued 10,200,000 shares of Common Stock to the Company's founders.

     Convertible Preferred Stock
     In December 1996, the Company issued 8,000 shares of Series A Convertible Preferred Stock ("Series A") through a private placement, in consideration of net proceeds to the Company of $820,000, inclusive of the conversion of promissory notes in the aggregate amount of $75,000. The Series A shares are convertible into common stock at the ratio of 1 to 600.

     Between August 1997 and June 1998, the Company issued approximately 10,478 shares of Series B Convertible Preferred Stock ("Series B") through two private placements, in consideration of net proceeds to the Company of approximately $2,835,728, inclusive of conversion of an outstanding debt in the amount of approximately $41,131. As part of this transaction, the Company also issued Class A Warrants and Class B Warrants, as described in footnote 6. The Series B shares are convertible into common stock at the ratio of 1 to 600.

     In October 1997, the Company issued 152 shares of Series B Convertible Preferred Stock in return for the forgiveness of legal fees of $41,131.

     On October 20, 1998, the Company issued 13,418,831 shares of Series C Convertible Preferred Stock ("Series C") through a private placement, in consideration of net proceeds to the Company of $9,156,879, inclusive of conversion of five promissory notes in the aggregate amount of $10,000,000. The Series C shares are convertible into common stock at the ratio of 1 to 1.



Continued                                                                     10
sixdegrees, inc.

6.   Incentive Plans

     Employee Stock Option Plan
     During June 1997, the Company's Board of Directors adopted the 1997 Incentive Stock Plan (the "1997 Plan"), which was subsequently approved by the Company's shareholders, under which incentive stock options or non-qualified stock options to purchase common stock may be granted to eligible employees, directors and consultants. The 1997 Plan was amended by the Company's Board of Directors during February 1998, which was subsequently approved by the Company's shareholders. The Company has reserved 2,500,000 shares of Common Stock for issuance under the 1997 Plan.

     Executive Stock Option Agreements
     On October 19, 1998, the Company granted two employees non-qualified stock options to purchase 350,000 shares of common stock, which have been reserved. The option price per share of $.75 was above the fair market value per share on the date of grant. Options expire ten years after the date of grant.


     Consultant Stock Option Agreement
     In January 1998, the Company granted to RHL Ventures LLC, a consultant to the Company, non-qualified options to purchase 160,000 shares of common stock, which have been reserved. The option price per share of $.45 was above the fair market value per share on the date of grant. Options expire ten years after the date of grant.

     The Company valued these options using the "Black-Scholes Option Pricing Model" at $51,920 amortized over 2 years. The assumptions used for the options were zero dividend yield, 90% volatility, a weighted average risk-free interest rate of 4.64% and expected lives of 5 years.






Continued                                                                     11
sixdegrees, inc.

     Information regarding the 1997 Plan, the Executive Stock Option Agreements, the Consultant Stock Option Agreement, as of December 31, 1997 and 1998, and changes during the years ended December 31, 1997 and 1998, is summarized below:

                                                                                            Weighted
                                                                         Option             Average
                                                                         Shares           Exercise Price
                                                                         ------           --------------
          options outstanding - December 31, 1996 (unaudited)
          Opening balance                                                    --                --
          Granted                                                         525,000             $.145
          Granted                                                          30,000             $.17
          Granted                                                         604,000             $.45
          Exercised                                                          --                --
          Forfeited                                                       (55,000)            $.305
                                                                          -------          -----------


          Options outstanding - December 31, 1997                       1,104,000             $.297

          Granted                                                       1,160,000             $.45
          Granted                                                          62,500             $.55
          Granted                                                         818,000          $.75 - $.80
          Granted                                                          50,000             $.90
          Exercised                                                          --                --
          Forfeited                                                      (460,509)            $.59
                                                                         --------          -----------


          Options outstanding - December 31, 1998                       2,734,000             $.493

          Options exercisable at December 31, 1997                        375,000

          Options exercisable at December 31, 1998                        805,834

          Weighted average fair value of options granted during 1997                          $.305

          Weighted average fair value of options granted during 1998                          $.59

     The following table summarizes information about stock options outstanding at December 31, 1998:

                                              Options Outstanding
                                              -------------------
                                                   Weighted          Weighted
                                                   Average            Average
            Range of           Shares             Remaining          Exercise
         Exercise Prices     Outstanding       Contractual Life        Price
         ---------------     -----------       ----------------        -----


         $.145 to $.17          525,000          8.5 years             $.145
         $.45 to $.55         1,378,500          8.6 years             $.452
         $.75 to $.90           830,500          9.0 years             $.834

     Options generally vest over a period of three years.



Continued                                                                     12
sixdegrees, inc.

     Restricted Stock Awards
     The 1997 plan also provides for the issuance of restricted stock awards under which shares of common stock may be issued to eligible employees. No such awards have been made.

     Stock-Based Compensation
     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock-Issued to Employees" and related interpretations in accounting for its stock option issuances. The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Had compensation cost for the Company's stock option issuances been determined based on the fair value at the grant date for awards in 1997 and 1998 consistent with the provisions of SFAS No. 123, the Company's net loss would have been adjusted to the pro forma amounts indicated below.

                                          December 31,         December 31,
                                             1997                  1998
                                          ------------         ------------
        Net loss - as reported           $ (1,388,998)         $ (2,254,751)
        Net loss - pro forma             $ (1,417,899)         $ (2,322,300)



     The fair value of each option grant is estimated on the date of the grant using the "Black-Scholes option-pricing model" with the following weighted average assumptions used for grants for the years ended December 31, 1997 and 1998; zero dividend yield; no volatility; a weighted average risk-free interest rate of 5.74% and 4.64%, respectively; and expected lives of 5 years.


     During the year ended December 3l, 1997, the Company issued stock options with strike prices below the then-fair market value and, as a result, recorded deferred compensation of $13,126. During the year ended December 31, 1998, the Company issued stock options to certain consultants and board members and, as a result, recorded deferred compensation of $95,187. Deferred compensation is amortized over the vesting period of the options. As of December 31, 1998, compensation cost of approximately $46,000 has been recognized.

     Stock Warrants
     Between August 1997 and February 1998, the Company issued (i) Class A Warrants to purchase approximately 662,154 shares of Common Stock at $.67 per share, and (ii) Class B Warrants to purchase approximately 1,986,463 shares of Common Stock, at $1.1O per share, through a private placement; both classes of warrants contain repricing provisions in the event the Company is to sell securities for less than the exercise price of those warrants. (Due to subsequent issuance of stock and other securities, the exercise price of those warrants was adjusted to $.663 and $.965, respectively.) The warrants are immediately exercisable and will expire on June 30, 2005.

     In January 1998, Jonathan Cohen purchased from the Company for aggregate consideration of $5,000 (i) warrants to purchase 50,000 shares of Common Stock, at $.45 per share, and (ii) the right to purchase warrants to purchase an additional 150,000 shares of Common Stock, at $.10 per warrant. The warrants are immediately exercisable and will expire on January 31,


Continued                                                                     13
sixdegrees, inc.

     2006. The right to purchase the warrants to purchase additional 150,000 shares of common stock is immediately exercisable and will expire on January 31, 2000. The company valued the warrants and the right to purchase additional warrants using the "Black-Scholes Option Pricing Model" at $42,500, which was expensed immediately. The assumption used for the option model were zero dividend yield, 90% volatility, a weighted average risk-free interest rate of 4.64% and expected lives of 5 years.

     In March 1998, the Company issued warrants to purchase 103,692 shares of Common Stock, at $.67 per share, to National Securities Corporation (or certain employees or consultants associated with National Securities Corporation), in connection with the equity financing activities between August 1997 and February 1998, which warrants contain repricing provisions in the event the Company is to sell securities for less than the exercise price of those warrants. (Due to subsequent issuance of stock and other securities, the exercise price of those warrants was adjusted to $.663.) The warrants are immediately exercisable and will expire on June 30, 2005.

     On October 20, 1998, the Company issued warrants to purchase 670,942 shares of Common Stock, at $.89427 per share, to ABN AMRO Incorporated, in connection with the equity financing activities that took place on the same day. The warrants are immediately exercisable and will expire on December 31, 2003.

7.   Income Taxes

     The components of the net deferred tax asset as of December 31, 1997 and 1998 consists of the following:

                                                            1997         1998
                                                            ----         ----

        Operating loss carryforward                     $ 684,838    $1,825,015
        Depreciation of fixed assets and R&E expense       18,293        31,132
                                                        ---------    ----------
        Net deferred tax asset                            703,131     1,856,147
        Less, Valuation allowance                         703,131     1,856,147
                                                        ---------    ----------
        Deferred tax asset                              $       0    $        0
                                                        =========    ==========

     The difference between the Company's U.S. federal statutory rate of 35%, as well as its state and local rate, net of a federal benefit of 12.5%, when compared to its effective rate of 0% is principally comprised of its valuation allowance.

     As of December 31, 1998, the Company has a net operating loss carry forward for Federal income tax purposes of approximately $3,842,138. The carry-forward will begin to expire in 2011 if not used. The net deferred tax asset has been fully reserved due to the uncertainty of the Company's ability to realize this asset in the future.



Continued                                                                     14
sixdegrees, inc.

8.   Related Party

     The father of the CEO of the Company is an attorney at one of the law firms which represents the Company. $55,237 and $1,404 was due to the firm at December 31, 1997 and 1998, respectively. The Company incurred expenses with that law firm of approximately $131,000 and $60,000 for the years ended December 31, 1997 and 1998, respectively.

9.   Subsequent Event

     In March 1999, the Company sold various fixed assets in the form of a sale leaseback transaction with GATX Technology Services Corporation for $511,630. The Company leased these assets back from GATX under a capital lease.

                                sixdegrees, inc.
                                  Balance Sheet
                               September 30, 1999
                                   (Unaudited)



ASSETS
Current Assets:
    Cash and cash equivalents                                                       $ 7,539,966
    Restricted cash                                                                   1,348,806
    Accounts receivable                                                                 390,670
    Interest receivable                                                                  33,625
    Prepaid expenses and other current assets                                         5,130,652
                                                                                  --------------

Total current assets                                                                 14,443,719

Fixed assets, net                                                                     1,887,831
                                                                                  --------------

Total assets                                                                       $ 16,331,550
                                                                                  ==============


LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Accounts payable                                                               $    609,614
    Accrued expenses                                                                    610,969
    Current portion of capital lease obligations                                        160,160
                                                                                  --------------

Total Current liabilities                                                             1,380,743

Capital lease obligations net of current portion                                        284,992

Deferred rent                                                                           175,996
                                                                                  --------------


Total  liabilities                                                                    1,841,731

Stockholders' Deficit:
    Convertible preferred stock, par value $.001 per share; 33,000,000 shares authorized; 8,000 shares Class A issued and outstanding;
    10,478 shares Class B issued and outstanding; 13,418,831 shares
    Class C issued and outstanding, 9,000,000 shares Class D
    issued and outstanding, and 1,815,716 shares Class E issued and outstanding          24,235
    Common Stock, $.001 par value; 64,000,000 shares authorized
    10,200,000 shares issued and outstanding                                                102
    Additional paid-in capital                                                       25,848,256
    Deferred compensation                                                               (10,096)
    Accumulated deficit                                                             (11,372,678)
                                                                                  --------------

Total stockholders' equity                                                           14,489,819
                                                                                  --------------

Total liabilities and stockholders' equity                                         $ 16,331,550
                                                                                  ==============

                                sixdegrees, inc.
                            Statements of Operations
                   For the Nine Months Ended September 30,
                                   (Unaudited)


                                                     1999              1998
                                                     ----              ----



Revenue                                           $   750,691       $    61,526
                                                  -----------       -----------

Operating expenses:
      Product development                           2,582,881           488,140
      Sales and marketing                             278,096            28,886
      General and administrative                    5,241,640           243,501
      Depreciation and amortization                   407,132            40,094
                                                  -----------       -----------

Total expenses                                      8,509,749           800,621


Loss from operations                               (7,759,058)         (739,095)

      Interest income                                 323,901            31,109
                                                  -----------       -----------
Net loss                                           (7,435,157)         (707,986)
                                                  ===========       ===========
                                 sixdegrees, inc
                            Statements of Cash Flows
                    For the Nine Months Ended September 30,
                                   (Unaudited)


                                                                         1999            1998
                                                                         ----            ----
Cash flows from operating activities
    Net loss                                                         $ (7,435,157)   $   (707,986)
    Adjustments to reconcile net loss to net cash used in
      operating activities:
           Depreciation & amortization                                    407,132          40,094
           Non-cash compensation                                           51,920          19,470
           Deferred rent                                                  175,996            --
    Change in assets and liabilities (Increase) decrease in:
           Accounts receivable                                           (303,700)        (46,009)
           Prepaid expenses and other current assets                     (121,925)        (18,019)
           Interest receivable                                              3,753          (3,299)
           Other assets                                                    63,068         (46,453)
           Accounts payable,accrued expenses and other liabilities        786,165          90,667
                                                                     ------------    ------------
Net cash used in operating activities                                  (6,372,748)       (671,535)

Cash flows from investing activities
    Purchase of property and equipment                                 (1,564,261)       (102,799)
                                                                     ------------    ------------
Net cash used in investing activities                                  (1,564,261)       (102,799)

Cash flows from financing activities
    Repayments under capital lease                                       (113,546)           --
    Proceeds from Sale/Leaseback Arrangement                              511,630            --
    Payment of subscription receivable                                       --           102,828
    Proceeds from issuance of stock warrants                                 --             5,000
    Proceeds from issuance of debt                                           --         1,000,000
    Proceeds from issuance of preferred stock                           7,894,173         751,353
                                                                     ------------    ------------
Net cash  provided by financing activities                              8,292,257       1,859,181

Net (decrease) increase in cash                                           355,248       1,084,847

Cash - at beginning of period                                           8,533,524         339,734
                                                                     ------------    ------------

Cash - at end of period                                              $  8,888,772    $  1,424,581
                                                                     ============    ============

Supplemental disclosure of non-cash investing and financing activities:

In connection with the issuance of preferred stock during 1999 the Company issued approximately 3.6 million shares of preferred stock in exchange for $5 million in future advertising credits.

During 1999 the Company entered into a capital lease for computer equipment totalling approximately $511,000.

                               sixdegrees, inc.
                Notes to Unaudited Interim Financial Statement
                              September 30, 1999

1.       Organization and Basis of Presentation:

sixdegrees, inc. ("sixdegrees" or the "Company") was incorporated in the State of Delaware on September 24, 1998. Prior to this date, the Company was operating under the name of MacroView Communications Corp. ("MacroView"), which was incorporated in the State of New York on May 3, 1996. On October 20, 1998, MacroView, as the owner of all the outstanding shares of the stock of sixdegrees, was merged into sixdegrees, with sixdegrees as the surviving corporation.

The Company develops World Wide Web-based tools which enable individuals to build and administer their own personal virtual communities. The accompanying financial statements have been prepared assuming the Company will be able to meet its obligations in the ordinary course of its business. The Company has sustained net losses and negative cash flow from operations and expects these conditions to continue for the foreseeable future. Continuance of the Company is dependent upon, among other things, its ability to establish profitable operations or raise additional financing to fund operations. There can be no assurance that such additional financing, if at all available, can be obtained on terms reasonable to the Company. In the event the Company is unable to raise additional capital, operations may need to be scaled back or discontinued. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for internet products and services. These risks include the failure to develop and extend the Company's online service brands, the rejection of the Company's services by Web consumers, vendors and/or advertisers, the inability of the Company to maintain and increase the levels of traffic on its online services, as well as other risks and uncertainties. In the event that the Company does not successfully implement its business plan, certain assets may not be recoverable.

2.       Preferred Stock

In June 1999, the Company issued 9,000,000 shares of Series D Convertible Preferred Stock ("Series D") and 1,815, 716 shares of Series E Convertible Preferred Stock ("Series E") in a private placement transaction. In consideration for these shares, the Company received net proceeds of $13.0 million of which approximately $7.9 million, net of issuance costs, was received in cash and $5.0 million was received in future advertising credits. The value of the advertising credits received was based upon the fair value of the preferred stock exchanged. The value of the advertising to be received in exchange for the advertising credits will be equal to the fair value at which the advertising would be sold to an independent third party. The Series D and E shares are convertible into common stock at the ratio of one to one.

3.       Commitments and Contingencies

    Office Lease:

In February 1999 the Company entered into a seven-year lease for office space located in New York City for its corporate office.


   Equipment Leases:

    In 1999 The Company entered into certain capital and operating leases for office and computer equipment.

    As of September 30, 1999, restricted cash totalling $1,300,000 represents the collateral required by the Lessor of the office and equipment leases.



4.       Subsequent event

On January 14, 2000 the Company was acquired by Youthstream Media Netorks, also known as Network Event Theater, Inc. In a stock for stock transaction Youthstream issued approximately 3.7 million shares of common and convertible preferred stock, of which approximately 80 percent will be restricted from transfer for one year. The aggregate purchase price is approximately $123.5 million.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     On January 14, 2000, Network Event Theater, Inc. (the "Registrant" or the "Company) pursuant to a Merger Agreement dated December 14, 1999 with Sixdegrees Acquisition Corp., a wholly-owned subsidiary of the Registrant (the "Subsidiary"), and sixdegrees, inc. ("sixdegrees"), acquired sixdegrees through the merger (the "Merger") of the Subsidiary into sixdegrees. Upon the Merger, the Registrant issued to the stockholders of sixdegrees 2,742,512 shares of the Registrant's common stock and 1,000,000 shares of the Registrant's Convertible Preferred Stock (convertible into an equal number of shares of Registrant's common stock) and issued its options and warrants in exchange for outstanding options or warrants to purchase common stock of sixdegrees. The aggregate purchase price is approximately $123,500,000.

     The accompanying unaudited pro forma condensed consolidated financial statements give effect to the sixdegrees acquisition and the following transactions which have ocurred:

     o The acquisition of Trent Graphics, Inc. ("Trent") on June 9, 1999,

     o The acquisition of Invino Corporation ("Invino") on October 15, 1999, and

     o The sale of 1,257,400 shares of the Company's common stock to certain private investors on December 20, 1999 (the "Equity Sale"). The Company realized net proceeds of approximately $29,517,000.

     The unaudited pro forma condensed consolidated statements of operations for the twelve months ended June 30, 1999 and the three months ended September 30, 1999 present the condensed consolidated statements of operations of the Company as if the aforementioned acquisitions had occurred at the beginning of the respective periods. The unaudited pro forma condensed consolidated balance sheet at September 30, 1999 presents the balance sheet of the Company as if the sixdegrees and Invino acquisitions and the Equity Sale had occurred on September 30, 1999. The Company's historical balance sheet at September 30, 1999 and statement of operations for the three months ended September 30, 1999 includes the Trent acquisition.

     The acquisitions have been accounted for using the purchase method of accounting. The total cost of the acquisitions have been allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values. The allocation of the purchase price assumed in the unaudited pro forma condensed consolidated financial statements is preliminary. The Company does not expect the final allocation of the purchase price will materially differ from the preliminary allocation.


The pro forma adjustments are based on available information and on certain assumptions that the Company believes are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Company's financial statements and notes thereto, as well as the financial statements and notes thereto of sixdegrees. The unaudited pro forma condensed consolidated statements of operations are not necessarily indicative of the results that would have occurred if the acquisitions any Equity Sale had occurred on the dates indicated, nor are they indicative of the Company's future results of operations.

                           Network Event Theater, Inc.
             Unaudited Pro Forma Condensed Statements of Operations
                           Year Ended June 30, 1999
                                 (In thousands)

                                                    Network Event            Trent               Invino                six-
                                                    Theater, Inc.      Graphics, Inc(a)       Corporation. (b)    degrees,inc.(c)
                                                    -------------      ----------------       ----------------    ---------------

Net Revenues                                                $ 13,266             $ 6,449                 $ -                   447

Operating Expenses:
    Cost of goods sold                                             -               1,804                   -                     -
    Selling, general and administrative expenses              14,005               4,186                 350                 3,562
    Product development                                            -                   -                   -                 2,788
    Corporate expenses                                         4,510                   -                   -                     -
    Depreciation and amortization                              2,186                  50                  12                   149
    Impairment loss on equipment                                 825                   -                   -
                                                  -------------------  ------------------   -----------------    ------------------
Total operating expenses                                      21,526               6,040                 362                 6,499
                                                  -------------------  ------------------   -----------------    ------------------

Income (loss)  from operations                                (8,260)                409                (362)               (6,052)
Equity loss in investment                                        (51)
Interest Income                                                  425                                       1                   292
Interest Expense                                              (1,119)                (24)                  -                     -
                                                  -------------------  ------------------   -----------------    ------------------
Loss before provision for income taxes                        (9,005)                385                (361)               (5,760)

Provision for income taxes                                       185                  34                   -                     -
                                                  -------------------  ------------------   -----------------    ------------------

Net income (loss)                                           $ (9,190)              $ 351              $ (361)               (5,760)
                                                  ===================  ==================   =================    ==================

Net loss per basic and diluted common share                  $ (0.72)
                                                  ===================

Weighted average basic and diluted common
    shares outstanding                                        12,800
                                                  ===================

                                                        Pro Forma           Pro Forma
                                                       Adjustments          Combined
                                                       -----------          --------

Net Revenues                                                   $ -           $ 20,162

Operating Expenses:
    Cost of goods sold                                           -              1,804
    Selling, general and administrative expenses                 -             22,103
    Product development                                                         2,788
    Corporate expenses                                           -              4,510
    Depreciation and amortization                           41,332 (f)         43,729
    Impairment loss on equipment                                                  825
                                                   ----------------     --------------
Total operating expenses                                    41,332             75,759
                                                   ----------------     --------------

Loss from operations                                       (41,332)           (55,597)
Equity loss in investment                                                         (51)
Interest Income                                                  -                718
Interest Expense                                                 -             (1,143)
                                                   ----------------     --------------
Loss before provision for income taxes                     (41,332)           (56,073)

Provision for income taxes                                       -                219
                                                   ----------------     --------------

Net loss                                                 $ (41,332)          $(56,292)
                                                   ================     ==============

Net loss per basic and diluted common share                                   $ (3.06)
                                                                        ==============

Weighted average basic and diluted common
    shares outstanding                                       5,598 (g)         18,398
                                                   ================     ==============

                           Network Event Theater, Inc.
              Unaudited Pro Forma Condensed Statement of Operations
                       Three Months ended September 30, 1999
                                 (In thousands)

                                                  Network Event       Invino           six-            Pro Forma
                                                  Theater, Inc.   Corporation (b)  degrees, inc. (c)   Adjustments        Pro Forma
                                                  -------------   ---------------  -----------------   -----------        ---------


Net Revenues                                           $ 10,361          --          $    525            $   --         $ 10,886

Operating Expenses:
    Cost of goods sold                                    1,386          --              --                  --            1,386
    Selling, general and administrative expenses          6,882           369           1,407                --            8,658
    Product development                                    --            --             2,101                              2,101
    Corporate expenses                                      873          --              --                  --              873
    Depreciation and amortization                           917             7             210               9,837(f)      10,971
                                                       --------      --------        --------            --------       --------
Total operating expenses                                 10,058           376           3,718               9,837         23,989

Income (loss) from operations                               303          (376)         (3,193)             (9,837)       (18,103)

Equity loss in investment                                  (792)         --              --                                 (792)
Interest Income                                             227          --               117                --              344
Other income                                                150             6            --                                  156
Interest expense                                           (249)         --              --                  --             (249)
                                                       --------      --------        --------            --------       --------
Loss before provision for income taxes                     (361)         (370)         (3,076)             (9,837)       (13,644)

Provision for income taxes                                   48          --              --                  --               48
                                                       --------      --------        --------            --------       --------


Net loss                                               $   (409)         (370)       $ (3,076)           $ (9,837)      $(13,692)
                                                       ========      ========        ========            ========       ========

Net loss per basic and diluted common share            $  (0.03)                                                        $  (0.64)
                                                       ========                                                         ========

Weighted average basic and diluted common
    shares outstanding                                   15,929                                             5,376(g)      21,305
                                                       ========                                          ========       ========


                           Network Event Theater, Inc.
                  Unaudited Proforma Consolidated Balance Sheet
                                 (In Thousands)


                                                                                  September 30,1999
                                                 Newtwork
                                                  Event            Invino             six-            Pro Forma
                                                 Theater         Corporation       degrees, inc.      Adjustments        Pro Forma
                                                ------------------------------------------------------------------------------------
ASSETS
Current Assets:
    Cash and cash Equivalents                 $      28,335              107             7,540          29,517 (e)       65,499
    Restricted cash                                       -                -             1,349               -            1,349
    Accounts receivable, net                          4,247                -               391               -            4,638
    Inventory                                           415                -                 -               -              115
    Prepaid expenses                                  1,078                -             5,006               -            6,084
    Deposits and other current assets                   713                9               158                              880
                                               -------------   --------------   ---------------   -------------     ------------

Total current assets                                 34,788              116            14,444          29,517           78,865
                                                                                                                              -
Property and equipment, net                           5,802               54             1,888               -            7,744
                                                                                                                              -
Deferred financing costs, net                           679                -                 -                              679
                                                                                                                              -
Intangible assets, net                               15,925                -                 -         118,046 (d)      133,971
                                               -------------   --------------   ---------------   -------------     ------------

Total assets                                  $      57,194              170            16,332         147,563          221,259
                                               =============   ==============   ===============   =============    =============


LIABILITIES AND STOCKHOLDERS EQUITY
Current Liabilities
    Accounts payable                          $       1,896               52               610               -            2,558
    Accrued expenses                                    698                -               611               -            1,309
    Other accrued expenses                            1,542              144                 -               -            1,686
    Deferred revenues                                   207                -                 -               -              207
    Current portion of long-term debt
      and capital lease obligation                      857               10               160               -            1,027
                                               -------------   --------------   ---------------   -------------    -------------

Total current liabilites                              5,200              206             1,381               -            6,787

Long-term debt and capital lease
  obligations net of current portion                  6,431                -               285               -            6,716

Deferred Rent                                             -                -               176               -              176

Commitments and contigencies
    Invino Acquisition                                    -                -                 -           5,000            5,000

Stockholders Equity

    Preferred stock                                       -              700                24            (714)              10

    Common stock                                        170                2                 -              42 (d)(e)       214
    Additional paid-in capital                       73,760                -            25,849         131,124 (d)(e)   230,733
    Deferred compensation                                 -                -               (10)              -              (10)
    Accumulated deficit                             (28,367)            (738)          (11,373)         12,111 (d)(e)   (28,367)
                                               -------------   --------------   ---------------   -------------     ------------
Total Stockholders equity                            45,563              (36)           14,490         142,563          202,580
                                                                                             -               -                -
Total liabilities and stockholders equity            57,194              170            16,332         147,563          221,259
                                               =============   ==============   ===============   =============    =============


     Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations and Balance Sheet


(a) Reflects the historical statement of operations of Trent from July 1, 1998 through its acquisition date of June 9, 1999. Operations subsequent to June 9, 1999 are included in the Company's historical balances. Trent operated on a calendar year end. Trent's historical statement of operations included in the unaudited pro forma condensed consolidated statement of operations, however, has been prepared on a June 30th fiscal year end basis based on the unaudited quarterly financial statements of Trent.

(b) Reflects the historical statement of operations of Invino for the twelve months ended June 30, 1999 and the three months ended September 30, 1999. Invino operated on a calendar year end. The historical statement of operations included in the unaudited pro forma condensed consolidated statements of operations, however, have been prepared on a June 30th fiscal year end basis based on the unaudited quarterly financial statments of Invino.

(c) Reflects the historical statement of operations of sixdegrees for the twelve months ended June 30, 1999 and the three months ended September 30, 1999. Sixdegrees operated on a calendar year end. The historical statement of operations included in the unaudited pro forma condensed consolidated statements of operations, however, have been prepared on a June 30th fiscal year end basis based on the unaudited quarterly financial statements of sixdegrees.

(d) To reflect the additional goodwill and issuance of the consideration related to the Trent, Invino and sixdegrees acquisitions.


                          Trent         Invino        sixdegrees        Total
                         -------       -------        ----------        -----
Consideration:
     Cash              $3,500,000     $      --      $         --   $  3,500,000
     Common Stock       3,500,000(1)   9,000,000(2)    78,850,000(3)  91,350,000
     Preferred Stock           --            --        28,750,000(3)  28,750,000
     Stock Options             --            --        15,900,000     15,900,000
                       ----------      ---------      -----------     ----------
                        7,000,000      9,000,000      125,500,000    139,500,000

Estimated Fair Value
  of Net Assets
  Acquired/(Liabilities
  Assumed)                508,000        (36,000)      14,490,000     14,962,000
                       ----------      ---------       ----------    -----------
Goodwill               $6,492,000     $9,036,000     $109,010,000   $124,538,000
                       ==========      =========       ==========    ===========


     (1)  Reflects the issuance of 242,003 shares of common stock.

     (2) Reflects the issuance of 167,358 shares on the closing date valued at $4,000,000 and an additional $5,000,000 of common stock to be issued in the future.

     (3) Reflects the issuance of 2,742,512 shares of common stock and 1,000,000 shares of convertible preferred stock.

(e) To reflect the issuance of 1,257,400 shares of the Company's common stock to certain private investors on December 20, 1999. The Company realized net proceeds of approximately $29,517,000.

(f) To reflect increased amortization from goodwill related to the Trent, Invino and sixdegrees acquisitions amortized over 3 years on a straight-line basis.

(g) To reflect adjustments to the weighted average basis of common shares outstanding based on equity consideration described in (d) and (e) above.

      SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


January 11, 2000                  Network Event Theater, Inc.
                                  By:/s/ Harlan D. Peltz
                                     --------------------------------
                                     Harlan D. Peltz
                                     Chairman of the Board

                                 Exhibit Index

Exhibit
Number        Description of Exhibit
-------       ----------------------

10.33         Merger Agreement

10.35         1999 Stock Option Plan

10.36         1999 Special Stock Option Plan

10.37         1999 Special Incentive Stock Plan

10.39         Certificate of Designation